Exhibit 3.9

CERTIFICATE OF FORMATION

OF

ECLIPSE RESOURCES-OHIO, LLC

June 5, 2014

This Certificate of Formation of Eclipse Resources-Ohio, LLC (the “Company”), dated as of the date set forth above, has been duly executed and filed to form a limited liability company under the Delaware Limited Liability Company Act.

1. Name. The name of the limited liability company formed hereby is Eclipse Resources-Ohio, LLC.

2. Registered Office. The address of its registered office of the Company in the State of Delaware is 1209 Orange Street, Wilmington, DE 19801.

3. Registered Agent. The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

By:	/s/ Christopher K. Hulburt
Christopher K. Hulburt
Executive Vice President, Secretary and General Counsel